Exhibit 99.1

Coca-Cola Reports Fourth Quarter and Full Year 2020 Results

Global Unit Case Volume Declined 3% for the Quarter and 6% for the Full Year

Net Revenues Declined 5% for the Quarter and 11% for the Full Year;
Organic Revenues (Non-GAAP) Declined 3% for the Quarter and 9% for the Full Year

Operating Income Grew 8% for the Quarter and Declined 11% for the Full Year; Comparable Currency
Neutral Operating Income (Non-GAAP) Grew 14% for the Quarter and Was Even for the Full Year

Fourth Quarter EPS Declined 29% to $0.34, and Comparable EPS (Non-GAAP) Grew 6% to $0.47;
Full Year EPS Declined 13% to $1.79, and Comparable EPS (Non-GAAP) Declined 8% to $1.95

Cash from Operations Was $9.8 Billion for the Full Year, Down 6%;
Full Year Free Cash Flow (Non-GAAP) Was $8.7 Billion, Up 3%

Company Provides 2021 Financial Outlook

ATLANTA, Feb. 10, 2020 – The Coca-Cola Company today reported fourth quarter and full year 2020 results, including sequential improvement in volume trends. The company also provided an update on its strategic transformation initiatives. Together with its bottling partners, the company continues to focus on moving swiftly to execute against system priorities and to win in the marketplace.
"In 2020, employees from across The Coca-Cola Company and its bottling system worked tirelessly to learn and adapt amidst a global crisis," said James Quincey, chairman and CEO of The Coca-Cola Company. "The progress we made in 2020, including the actions taken to accelerate the transformation of our company, gives us confidence in returning to growth in the year ahead. While near-term uncertainty remains, we are well-positioned to emerge stronger from the crisis, driven by our purpose and our beverages for life ambition."

Highlights

Quarterly / Full Year Performance
•Revenues: For the quarter, net revenues declined 5% to $8.6 billion and organic revenues (non-GAAP) declined 3%. This was driven by a 3% decline in price/mix while concentrate sales were even. The quarter included two additional days, which resulted in an approximate 2-point benefit to revenue growth. The company continued to see improvement in trends compared to prior quarters. For the year, net revenues declined 11% to $33.0 billion and organic revenues (non-GAAP) declined 9%. This was driven by a 7% decline in concentrate sales and a 2% decline in price/mix.
•Margin: For the quarter, operating margin, which included items impacting comparability, was 27.2% versus 23.9% in the prior year, while comparable operating margin (non-GAAP) was 27.3% versus 24.8% in the prior year. For the full year, operating margin, which included items impacting comparability, was 27.3% versus 27.1% in the prior year, while comparable operating margin (non-GAAP) was 29.6% versus 27.9% in the prior year. For both the quarter and the full year, operating margin expansion was primarily driven by effective cost management, partially offset by top-line pressure and currency headwinds.
•Earnings per share: For the quarter, EPS declined 29% to $0.34, and comparable EPS (non-GAAP) grew 6% to $0.47. For the full year, EPS declined 13% to $1.79, and comparable EPS (non-GAAP) declined 8% to $1.95. Fourth quarter and full year comparable EPS (non-GAAP) performance included the impact of 9-point and 6-point currency headwinds, respectively.
•Market share: For the quarter, the company's value share in total nonalcoholic ready-to-drink (NARTD) beverages was even, while for the full year, the company lost NARTD value share. For both the quarter and the full year, the company gained underlying share in both at-home and away-from-home channels, which was offset by negative channel mix due to continued pressure in away-from-home channels, where the company has a strong share position.
•Cash flow: Cash from operations was $9.8 billion for the year, down 6%, largely driven by pressure on the business due to the coronavirus pandemic and a currency headwind. Full year free cash flow (non-GAAP) was $8.7 billion, up 3%, primarily driven by lower capital expenditures versus the prior year.

Business Environment and Strategic Actions Update
Global unit case volume trends remain closely linked to consumer mobility and the health of away-from-home channels. While volume trends have broadly remained resilient amidst the continuing uncertainty surrounding the coronavirus pandemic, the company experienced incremental pressure in December and into the early part of this year due to a resurgence of the coronavirus in many parts of the world. Through early February 2021, the company has experienced a volume decline of mid single digits globally, with continued elevated levels of sales in at-home channels being more than offset by pressure in away-from-home channels.
The company has made progress on its strategic transformation through the pandemic, including rewiring to become a more networked organization. The company is confident in its ability to gain share and consumers, maintain strong system economics, strengthen its reputation with key stakeholders and position the organization to win. The organization is on a path to emerge stronger and is positioned for long-term success.
While there are still uncertainties related to the pandemic, the company has greater visibility into its future recovery and is confident that its actions will continue to mitigate the effects of the crisis. As a result, the company has reinstated guidance and is providing its 2021 outlook.

Company Updates
•Update on ongoing tax litigation with the IRS: In November 2020, the U.S. Tax Court issued an opinion in the company's 2015 litigation with the Internal Revenue Service (IRS) involving transfer pricing tax adjustments. The court predominantly sided with the IRS. The company believes that it will ultimately prevail in the litigation based on the technical and legal merits of the company's position, its consultation with outside advisors, and the company's belief that the IRS' retroactive imposition of tax liability is unconstitutional. Accordingly, the company is not recording a provision for the full amount of the potential liability. However, in consideration of the tax consequences resulting from the application of alternative transfer pricing methodologies that could be applied by the courts in resolving the litigated matters, the company recorded a tax reserve of $438 million for the year ended Dec. 31, 2020. While the company disagrees with the IRS' position and intends to vigorously defend its position, it is possible that some portion or all of the adjustment sustained by the U.S. Tax Court could ultimately be upheld. The company has therefore calculated the potential liability of approximately $12 billion that could result from the application of the IRS'

proposed transfer pricing methodology to relevant foreign licensees, including taxes and interest accrued through Dec. 31, 2020. The company would also have an incremental annual tax liability for future years that would increase its underlying effective tax rate (non-GAAP) by approximately 3.5%. For more details, refer to Exhibit 99.2 to the company's Form 8-K filed with the Securities and Exchange Commission on Feb. 10, 2021.
•Building loved brands and continuing to step up execution: During the year, the company prioritized core brands, which resulted in Trademark Coca-Cola volume growing 1% for the quarter, led by Coca-Cola® Zero Sugar with volume growth of 3% for the quarter and 4% for the full year. In away-from-home channels, the company took action to capture available opportunities. In the United States, the company developed new, multi-serve takeout bundles for drive-through channels and innovated with touchless Freestyle equipment. In digital channels, the company continued to invest in omnichannel opportunities. For example, the company capitalized on the booming trend of retail online-to-offline (O2O) in China. By focusing on digital execution excellence and core SKU availability, the company gained 3 points of value share during the year across these platforms, which are leading overall digital commerce growth in China.
•Networked organization model to improve agility and maximize scale: The company continued to make progress in establishing its networked organizational model, which is enabling the company's strategic transformation. The networked design includes a drive toward greater standardization and simplification, with technology and data at the forefront. Comprised of operating units, category teams, Platform Services and center functions, the company's new organizational structure combines the power of scale with local execution. The new structure has resulted in an approximate 11% net reduction in roles, excluding the Bottling Investments and Global Ventures operating segments. The structure became effective Jan. 1, 2021, with ongoing work to stand up Platform Services continuing through the first half of 2021.
•Progress toward a better shared future: The company continues to remain focused on its long-term sustainability goals, creating value for a broad spectrum of stakeholders. Building on our World Without Waste strategy of creating a circular economy for our packaging materials, the Coca-Cola system has set a goal to reduce virgin PET plastic usage by a cumulative 3 million metric tons by 2025, based on the projected growth of the system's virgin PET use. With respect to water, the company joined several multi-stakeholder initiatives during 2020, including the Water Resilience Coalition, a CEO-led initiative to reduce water stress by 2050, and WASH4WORK, which is addressing water, sanitation and hygiene challenges in the workplace. During 2020, the company also launched a racial equity plan in the United States to address inequities in local markets and empower people to take action. More information is available at https://coca-colacompany.com/shared-future/diversity-and-inclusion/racial-equality.

Operating Review – Three Months Ended December 31, 2020
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	0	(3)	(2)	0	(5)	(3)	(3)
Europe, Middle East & Africa	(1)	(5)	(1)	1	(7)	(6)	(4)
Latin America	6	(4)	(16)	0	(14)	2	2
North America	(6)	3	0	1	(1)	(3)	(7)
Asia Pacific	(7)	(1)	3	0	(5)	(8)	(4)
Global Ventures[3]	(2)	(14)	2	0	(14)	(17)	(9)
Bottling Investments	(4)	6	(3)	(1)	(3)	2	(7)
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	8	4	(9)	14
Europe, Middle East & Africa	13	(5)	(5)	23
Latin America	(14)	1	(25)	10
North America	32	9	0	23
Asia Pacific	(2)	0	3	(6)
Global Ventures	—[4]	—	—	—
Bottling Investments	35	22	(12)	25

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	(29)	(35)	(9)	14

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Due to the combination of multiple business models in the Global Ventures segment, the composition of concentrate sales and price/mix may fluctuate materially on a periodic basis. Therefore, the company places greater focus on revenue growth as the best indicator of underlying performance of the segment.
4 Reported operating loss for Global Ventures for the three months ended December 31, 2020 was $9 million. Reported operating income for Global Ventures for the three months ended December 31, 2019 was $118 million. Therefore, the percent change is not meaningful.

Operating Review – Year Ended December 31, 2020
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	(7)	(2)	(2)	0	(11)	(9)	(6)
Europe, Middle East & Africa	(8)	(5)	(2)	0	(14)	(13)	(6)
Latin America	(2)	2	(14)	0	(15)	(1)	(2)
North America	(7)	2	0	2	(4)	(5)	(7)
Asia Pacific	(10)	(2)	0	0	(11)	(12)	(9)
Global Ventures[3]	(13)	(9)	1	0	(22)	(23)	(13)
Bottling Investments	(13)	2	(4)	(2)	(16)	(10)	(15)
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	(11)	(5)	(6)	0
Europe, Middle East & Africa	(7)	(2)	(4)	(1)
Latin America	(11)	(1)	(21)	12
North America	(5)	(10)	0	6
Asia Pacific	(7)	0	(1)	(6)
Global Ventures	—[4]	—	—	—
Bottling Investments	(14)	(21)	1	6

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	(13)	(6)	(6)	(2)

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Due to the combination of multiple business models in the Global Ventures segment, the composition of concentrate sales and price/mix may fluctuate materially on a periodic basis. Therefore, the company places greater focus on revenue growth as the best indicator of underlying performance of the segment.
4 Reported operating loss for Global Ventures for the year ended December 31, 2020 was $123 million. Reported operating income for Global Ventures for the year ended December 31, 2019 was $334 million. Therefore, the percent change is not meaningful.
In addition to the data in the preceding tables, operating results included the following:

Consolidated
•Price/mix declined 3% for the quarter, driven by negative channel and package mix due to the impact of the coronavirus pandemic. Concentrate sales were 3 points ahead of unit case volume, primarily due to two additional days in the quarter (a 2-point benefit) and cycling the Brexit-related inventory reduction in the prior year. For the full year, concentrate sales were 1 point behind unit case volume, primarily due to the timing of shipments across operating groups.

•Unit case volume declined 3% for the quarter and 6% for the year, as continued strength in at-home channels was more than offset by coronavirus-related pressure in away-from-home channels. While developing and emerging markets remained resilient in the quarter, developed markets continued to be under pressure. Category cluster performance was as follows:
◦Sparkling soft drinks declined 1% for the quarter and 4% for the year. For both the quarter and the full year, the decline was primarily due to pressure in the fountain business in North America and away-from-home channels in Western Europe due to the coronavirus pandemic. This was partially offset by growth in China, Brazil and Nigeria. Trademark Coca-Cola grew 1% for the quarter and declined 1% for the year. Trademark Coca-Cola growth in the quarter was driven by positive performance in most operating groups. Coca-Cola® Zero Sugar grew 3% for the quarter and 4% for the year.
◦Juice, dairy and plant-based beverages declined 2% for the quarter and 9% for the year, as solid performance by Simply® and fairlife® in North America was more than offset by a decline in Minute Maid® in the fountain business. Volume was further impacted by pressure in the Asia Pacific and Europe, Middle East & Africa operating groups.
◦Water, enhanced water and sports drinks declined 9% for the quarter and 11% for the year, led by a broad-based decline across operating groups, primarily due to a decline in lower-margin water brands.
◦Tea and coffee declined 15% for the quarter and 17% for the year, primarily driven by coronavirus-related pressure on Costa® retail stores, along with pressure on the doğadan® tea business in Turkey.
•Operating income grew 8% for the quarter and declined 11% for the year, which included items impacting comparability in addition to currency headwinds. Comparable currency neutral operating income (non-GAAP) grew 14% for the quarter and was even for the year, driven by effective cost management across operating groups offset by top-line pressure due to the coronavirus pandemic.

Europe, Middle East & Africa
•Price/mix declined 5% for the quarter driven by negative channel and package mix in Europe. Concentrate sales were 3 points ahead of unit case volume, largely due to two additional days in the quarter and cycling the Brexit-related inventory reduction in the prior year.
•Unit case volume declined 4% for the quarter, primarily due to coronavirus-related pressure in away-from-home channels in Europe and South Africa, partially offset by growth in Western Africa and Turkey.
•Operating income grew 13% in the quarter, impacted by headwinds from comparability items and currency. Comparable currency neutral operating income (non-GAAP) grew 23% driven by effective cost management.
•For the year, the company lost value share in total NARTD beverages, primarily due to share losses across most category clusters, partially offset by a share gain in sparkling soft drinks.

Latin America
•Price/mix declined 4% for the quarter driven by negative package mix along with cycling solid pricing in the prior year. Concentrate sales were 4 points ahead of unit case volume, driven by two additional days in the quarter and cycling the timing of shipments in Brazil in the prior year.
•Unit case volume grew 2% for the quarter, led by solid performance in sparkling soft drinks in Brazil, partially offset by a decline in away-from-home channels in Mexico.
•Operating income declined 14% in the quarter, which included items impacting comparability and a 25-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 10%, primarily due to effective cost management across all business units.

•For the year, the company gained value share in total NARTD beverages in addition to all category clusters.

North America
•Price/mix grew 3% for the quarter, as solid growth in juice and dairy finished-goods brands was partially offset by pressure in the fountain business and away-from-home channels. Concentrate sales were 1 point ahead of unit case volume, driven by two additional days in the quarter partially offset by the timing of shipments.
•Unit case volume declined 7% for the quarter, as strong growth in sparkling soft drinks in at-home channels along with growth in AHA®, fairlife® and Powerade Zero® was more than offset by a decline in the fountain business.
•Operating income grew 32% in the quarter, which included a tailwind from items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 23% driven by pricing and effective cost management.
•For the year, the company lost value share in total NARTD beverages due to coronavirus-related restrictions in away-from-home channels, where the company has a strong share position.

Asia Pacific
•Price/mix declined 1% for the quarter, primarily due to negative channel mix in key markets. Concentrate sales were 3 points behind unit case volume due to cycling the timing of shipments in China in the prior year, partially offset by two additional days in the quarter.
•Unit case volume declined 4% for the quarter, primarily due to adverse weather in Southeast Asia along with coronavirus-related pressure in away-from-home channels in most markets in the region. Volume performance included solid growth in sparkling soft drinks in China and India.
•Operating income declined 2% in the quarter, which included a 3-point currency tailwind. Comparable currency neutral operating income (non-GAAP) declined 6%, driven by pressure in away-from-home channels in Japan and Australia, partially offset by effective cost management.
•For the year, the company's value share in total NARTD beverages was even as a share gain in the tea and coffee category cluster was offset by share losses in the other category clusters.

Global Ventures
•Net revenues declined 14% in the quarter, which included a 2-point currency tailwind. Organic revenues (non-GAAP) declined 17%. The revenue declines were primarily driven by coronavirus-related pressure on Costa® retail stores, partially offset by strong performance in Costa® Express machines in the United Kingdom.
•The operating loss in the quarter was primarily driven by coronavirus-related pressure on Costa® retail stores.

Bottling Investments
•Price/mix grew 6% for the quarter driven by pricing and trade promotion optimization in most markets.
•Unit case volume declined 7% for the quarter, primarily due to the impact of the coronavirus pandemic across key markets and adverse weather in Southeast Asia.
•Operating income growth of 35% in the quarter included a tailwind from items impacting comparability and a headwind from currency. Comparable currency neutral operating income (non-GAAP) grew 25% driven by solid pricing and effective operating expense management.

Outlook
The 2021 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full year 2021 projected organic revenues (non-GAAP) to full year 2021 projected reported net revenues, full year 2021 projected comparable net revenues (non-GAAP) to full year 2021 projected reported net revenues, full year 2021 projected underlying effective tax rate (non-GAAP) to full year 2021 projected reported effective tax rate or full year 2021 projected comparable EPS (non-GAAP) to full year 2021 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates; the exact timing and amount of acquisitions, divestitures and/or structural changes; and the exact timing and amount of comparability items throughout 2021. The unavailable information could have a significant impact on our full year 2021 reported financial results.
Full Year 2021
The company expects to deliver organic revenue (non-GAAP) percentage growth of high single digits.
For comparable net revenues (non-GAAP), the company expects a 2% to 3% currency tailwind based on the current rates and including the impact of hedged positions.
The company's underlying effective tax rate (non-GAAP) is estimated to be 19.5%.
Given the above considerations, the company expects to deliver comparable EPS (non-GAAP) percentage growth of high single digits to low double digits versus $1.95 in 2020. This includes a 3% to 4% currency tailwind based on the current rates and including the impact of hedged positions.
The company expects to deliver free cash flow (non-GAAP) of at least $8.5 billion through cash flow from operations of at least $10.0 billion and capital expenditures of approximately $1.5 billion. This does not include any potential payments related to the ongoing tax litigation with the IRS.
First Quarter 2021 Considerations
Comparable net revenues (non-GAAP) are expected to include a minimal currency impact based on the current rates and including the impact of hedged positions.
Comparable EPS (non-GAAP) is expected to include an approximate 2% currency headwind based on the current rates and including the impact of hedged positions.
The first quarter has five additional days compared to first quarter 2020.

Notes
•All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.
•All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales for the fourth quarter, unless otherwise noted, and are computed on a reported basis for the full year. "Unit case" means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa® non-ready-to-drink beverage products which are primarily measured in number of transactions. "Unit case volume" means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.
•"Concentrate sales" represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in equivalent unit cases) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa® non-ready-to-drink beverage products, "concentrate sales" represents the amount of coffee beans and finished beverages (in all instances expressed in equivalent unit cases) sold by the company to customers or consumers. In the reconciliation of reported net revenues, "concentrate sales" represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment after considering the impact of structural changes. For the Bottling Investments operating segment for the fourth quarter, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes. For the Bottling Investments operating segment for the full year, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.
•"Price/mix" represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.
•First quarter 2020 financial results were impacted by one less day as compared to the same period in 2019, and fourth quarter 2020 financial results were impacted by two additional days as compared to the same period in 2019. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss fourth quarter and full year 2020 operating results today, Feb. 10, 2021, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the "Investors" section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the "Investors" section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.
Contacts:
Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	December 31, 2020	December 31, 2019	% Change
Net Operating Revenues	$8,611	$9,068	(5)
Cost of goods sold	3,578	3,566	0
Gross Profit	5,033	5,502	(9)
Selling, general and administrative expenses	2,589	3,224	(20)
Other operating charges	106	114	(7)
Operating Income	2,338	2,164	8
Interest income	76	135	(44)
Interest expense	310	235	32
Equity income (loss) — net	204	241	(15)
Other income (loss) — net	53	115	(54)
Income Before Income Taxes	2,361	2,420	(2)
Income taxes	887	355	150
Consolidated Net Income	1,474	2,065	(29)
Less: Net income (loss) attributable to noncontrolling interests	18	23	(21)
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,456	$2,042	(29)
Basic Net Income Per Share[1]	$0.34	$0.48	(29)
Diluted Net Income Per Share[1]	$0.34	$0.47	(29)
Average Shares Outstanding	4,300	4,282	0
Effect of dilutive securities	29	40	(27)
Average Shares Outstanding Assuming Dilution	4,329	4,322	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Year Ended
	December 31, 2020	December 31, 2019	% Change
Net Operating Revenues	$33,014	$37,266	(11)
Cost of goods sold	13,433	14,619	(8)
Gross Profit	19,581	22,647	(14)
Selling, general and administrative expenses	9,731	12,103	(20)
Other operating charges	853	458	86
Operating Income	8,997	10,086	(11)
Interest income	370	563	(34)
Interest expense	1,437	946	52
Equity income (loss) — net	978	1,049	(7)
Other income (loss) — net	841	34	2,362
Income Before Income Taxes	9,749	10,786	(10)
Income taxes	1,981	1,801	10
Consolidated Net Income	7,768	8,985	(14)
Less: Net income (loss) attributable to noncontrolling interests	21	65	(68)
Net Income Attributable to Shareowners of The Coca-Cola Company	$7,747	$8,920	(13)
Basic Net Income Per Share[1]	$1.80	$2.09	(14)
Diluted Net Income Per Share[1]	$1.79	$2.07	(13)
Average Shares Outstanding	4,295	4,276	0
Effect of dilutive securities	28	38	(27)
Average Shares Outstanding Assuming Dilution	4,323	4,314	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	December 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$6,795	$6,480
Short-term investments	1,771	1,467
Total Cash, Cash Equivalents and Short-Term Investments	8,566	7,947
Marketable securities	2,348	3,228
Trade accounts receivable, less allowances of $526 and $524, respectively	3,144	3,971
Inventories	3,266	3,379
Prepaid expenses and other assets	1,916	1,886
Total Current Assets	19,240	20,411
Equity method investments	19,273	19,025
Other investments	812	854
Other assets	6,184	6,075
Deferred income tax assets	2,460	2,412
Property, plant and equipment — net	10,777	10,838
Trademarks with indefinite lives	10,395	9,266
Goodwill	17,506	16,764
Other intangible assets	649	736
Total Assets	$87,296	$86,381
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$11,145	$11,312
Loans and notes payable	2,183	10,994
Current maturities of long-term debt	485	4,253
Accrued income taxes	788	414
Total Current Liabilities	14,601	26,973
Long-term debt	40,125	27,516
Other liabilities	9,453	8,510
Deferred income tax liabilities	1,833	2,284
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	17,601	17,154
Reinvested earnings	66,555	65,855
Accumulated other comprehensive income (loss)	(14,601)	(13,544)
Treasury stock, at cost — 2,738 and 2,760 shares, respectively	(52,016)	(52,244)
Equity Attributable to Shareowners of The Coca-Cola Company	19,299	18,981
Equity attributable to noncontrolling interests	1,985	2,117
Total Equity	21,284	21,098
Total Liabilities and Equity	$87,296	$86,381

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Year Ended
	December 31, 2020	December 31, 2019
Operating Activities
Consolidated net income	$7,768	$8,985
Depreciation and amortization	1,536	1,365
Stock-based compensation expense	126	201
Deferred income taxes	(18)	(280)
Equity (income) loss — net of dividends	(511)	(421)
Foreign currency adjustments	(88)	91
Significant (gains) losses — net	(914)	(467)
Other operating charges	556	127
Other items	699	504
Net change in operating assets and liabilities	690	366
Net Cash Provided by Operating Activities	9,844	10,471
Investing Activities
Purchases of investments	(13,583)	(4,704)
Proceeds from disposals of investments	13,835	6,973
Acquisitions of businesses, equity method investments and nonmarketable securities	(1,052)	(5,542)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	189	429
Purchases of property, plant and equipment	(1,177)	(2,054)
Proceeds from disposals of property, plant and equipment	189	978
Other investing activities	122	(56)
Net Cash Provided by (Used in) Investing Activities	(1,477)	(3,976)
Financing Activities
Issuances of debt	26,934	23,009
Payments of debt	(28,796)	(24,850)
Issuances of stock	647	1,012
Purchases of stock for treasury	(118)	(1,103)
Dividends	(7,047)	(6,845)
Other financing activities	310	(227)
Net Cash Provided by (Used in) Financing Activities	(8,070)	(9,004)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	76	(72)
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the year	373	(2,581)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	6,737	9,318
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Year	7,110	6,737
Less: Restricted cash and restricted cash equivalents at end of year	315	257
Cash and Cash Equivalents at End of Year	$6,795	$6,480

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2020	December 31, 2019	% Fav. / (Unfav.)	December 31, 2020	December 31, 2019	% Fav. / (Unfav.)	December 31, 2020	December 31, 2019	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,429	$1,528	(7)	$735	$649	13	$747	$660	13
Latin America	1,005	1,174	(14)	590	688	(14)	546	652	(16)
North America	2,891	2,932	(1)	868	656	32	877	668	31
Asia Pacific	1,077	1,138	(5)	406	415	(2)	409	419	(2)
Global Ventures	610	713	(14)	(9)	118	—	(6)	120	—
Bottling Investments	1,869	1,920	(3)	178	132	35	136	368	(63)
Corporate	21	15	38	(430)	(494)	13	(348)	(467)	26
Eliminations	(291)	(352)	17	—	—	—	—	—	—
Consolidated	$8,611	$9,068	(5)	$2,338	$2,164	8	$2,361	$2,420	(2)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended December 31, 2020, intersegment revenues were $159 million for Europe, Middle East & Africa, $1 million for North America, $128 million for Asia Pacific and $3 million for Bottling Investments. During the three months ended December 31, 2019, intersegment revenues were $204 million for Europe, Middle East & Africa, $2 million for North America, $144 million for Asia Pacific and $2 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(UNAUDITED)
(In millions)

Year Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2020	December 31, 2019	% Fav. / (Unfav.)	December 31, 2020	December 31, 2019	% Fav. / (Unfav.)	December 31, 2020	December 31, 2019	% Fav. / (Unfav.)
Europe, Middle East & Africa	$6,057	$7,058	(14)	$3,313	$3,551	(7)	$3,379	$3,361	1
Latin America	3,499	4,118	(15)	2,116	2,375	(11)	2,001	2,288	(13)
North America	11,477	11,915	(4)	2,471	2,594	(5)	2,500	2,592	(4)
Asia Pacific	4,722	5,327	(11)	2,133	2,282	(7)	2,158	2,310	(7)
Global Ventures	1,991	2,562	(22)	(123)	334	—	(120)	343	—
Bottling Investments	6,265	7,440	(16)	308	358	(14)	898	716	26
Corporate	46	94	(51)	(1,221)	(1,408)	13	(1,067)	(824)	(29)
Eliminations	(1,043)	(1,248)	16	—	—	—	—	—	—
Consolidated	$33,014	$37,266	(11)	$8,997	$10,086	(11)	$9,749	$10,786	(10)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the year ended December 31, 2020, intersegment revenues were $523 million for Europe, Middle East & Africa, $4 million for North America, $509 million for Asia Pacific and $7 million for Bottling Investments. During the year ended December 31, 2019, intersegment revenues were $624 million for Europe, Middle East & Africa, $9 million for North America, $604 million for Asia Pacific, $2 million for Global Ventures and $9 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: "comparable net revenues", "comparable currency neutral net revenues", "organic revenues", "comparable operating margin", "underlying operating margin", "comparable operating income", "comparable currency neutral operating income", "comparable EPS", "comparable currency neutral EPS", "underlying effective tax rate" and "free cash flow", each of which are defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors' ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company's performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS
•"Currency neutral operating results" are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
•"Structural changes" generally refer to acquisitions and divestitures of bottling operations including the impact of intercompany transactions among our operating segments. In 2019, the company acquired controlling interests in bottling operations in Zambia, Eswatini and Kenya. The impact of these acquisitions has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for the Europe, Middle East and Africa and Bottling Investments operating segments. In 2019, the company refranchised certain of its bottling operations in India. The impact of this refranchising activity has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for the Asia Pacific and Bottling Investments operating segments.
•"Comparable net revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Comparable currency neutral net revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of changes in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non-GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company's revenue performance and trends by improving their ability to compare our period-to-period results. "Organic revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of changes in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company's ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. The adjustments related to acquisitions, divestitures and structural changes for the years ended December 31, 2020 and December 31, 2019 consisted of the structural changes discussed above. Additionally, in 2020, the company acquired the remaining equity ownership interest in fairlife, LLC ("fairlife"). The impact on revenues for fairlife products not previously sold by the company has been

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
included in acquisitions and divestitures in our analysis of net operating revenues on a consolidated basis as well as for the North America operating segment. Also in 2020, the company discontinued our Odwalla juice business. The impact of discontinuing our Odwalla juice business has been included in acquisitions, divestitures and structural changes in our analysis of net operating revenues on a consolidated basis as well as for the North America operating segment. In 2019, the company acquired the remaining equity ownership interest in C.H.I. Limited ("CHI"). The impact of this acquisition has been included in acquisitions and divestitures in our analysis of net operating revenues on a consolidated basis as well as for the Europe, Middle East and Africa operating segment for the year ended December 31, 2020.
•"Comparable operating income" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Comparable currency neutral operating income" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of changes in foreign currency exchange rates. "Comparable operating margin" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Underlying operating margin" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of changes in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company's performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•"Comparable EPS" and "comparable currency neutral EPS" are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of changes in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company's performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•"Underlying effective tax rate" is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).
•"Free cash flow" is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the company's performance and make resource allocation decisions.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability." Items impacting comparability include, but are not limited to, asset impairments, charges related to our strategic realignment initiatives, charges related to our productivity and reinvestment initiatives, and transaction gains/losses, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
differences related to our economic (non-designated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and trading debt securities, regardless of size. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral operating results" defined above).
Asset Impairments
During the three months and year ended December 31, 2020, the company recorded an other-than-temporary impairment charge of $252 million related to Coca-Cola Bottlers Japan Holdings Inc. ("CCBJHI"), an equity method investee. Based on the length of time and the extent to which the market value of our investment in CCBJHI was less than our carrying value and the financial condition and near-term prospects of the issuer, management determined that the decline in fair value was other than temporary in nature.
During the year ended December 31, 2020, the company recorded impairment charges of $160 million related to discontinuing our Odwalla juice business and recorded an impairment charge of $55 million related to a trademark in North America, which was primarily driven by the impact of the COVID-19 pandemic, revised projections of future operating results and a change in brand focus in the company's portfolio. The company also recorded an other-than-temporary impairment charge of $38 million related to one of our equity method investees in Latin America and an impairment charge of $26 million associated with an investment in an equity security without a readily determinable fair value. These impairment charges were primarily driven by revised projections of future operating results. In addition, the company recorded a charge of $13 million for the impairment of goodwill in our bottling operations in the Middle East, which was primarily driven by a recent change in sugar tax laws, and recorded impairment charges totaling $10 million related to several trademarks in Latin America, which were primarily driven by the impact of the COVID-19 pandemic and management’s view of the timing and extent of recovery.
During the year ended December 31, 2019, the company recorded other-than-temporary impairment charges of $406 million related to CCBJHI, an equity method investee. Based on the length of time and the extent to which the market value of our investment in CCBJHI was less than our carrying value and the financial condition and near-term prospects of the issuer, management determined that the decline in fair value was other than temporary in nature. The company also recorded other-than-temporary impairment charges of $255 million related to certain equity method investees in the Middle East. The impairment charges of $255 million were primarily driven by revised projections of future operating results largely related to instability in the region and changes in local excise taxes. In addition, the company recorded other-than-temporary impairment charges of $57 million related to one of our equity method investees in North America and $49 million related to one of our equity method investees in Latin America. These impairment charges were primarily driven by revised projections of future operating results. The company also recorded an impairment charge of $42 million related to a trademark in Asia Pacific, which was primarily driven by revised projections of future operating results for the trademark.
Strategic Realignment
In August 2020, the company announced strategic steps to transform our organizational structure in an effort to better enable us to capture growth in the fast-changing marketplace. The company is building a networked global organization comprised of operating units, category leads, Platform Services and the center. The operating units will be highly interconnected with more consistency in the structure and a focus on eliminating duplication of resources and scaling new products more quickly. The global marketing category leadership teams will primarily focus on innovation, marketing efficiency and effectiveness. The organizational structure will also include the center, which will provide strategy, governance and scale for global initiatives. The operating units, global marketing category leadership teams, and the center will be supported by Platform Services, which will focus on providing efficient and scaled global services and capabilities including, but not limited to, governance, transactional work, data management, consumer analytics, digital commerce and social/digital hubs. During the three months and year ended December 31, 2020, the company recorded charges of $84 million and $427 million, respectively, primarily related to severance costs associated with our strategic realignment initiatives.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Productivity and Reinvestment
During the three months and year ended December 31, 2020, the company recorded charges of $28 million and $99 million, respectively. During the three months and year ended December 31, 2019, the company recorded charges of $80 million and $264 million, respectively. These charges were related to our productivity and reinvestment initiatives. The costs incurred in 2019 were related to initiatives focused on four key areas: restructuring the company's global supply chain; implementing zero-based work, an evolution of zero-based budget principles across the organization; streamlining and simplifying the company's operating model; and further driving increased discipline and efficiency in direct marketing investments. Under this operating model, our business units are supported by an expanded enabling services organization and a corporate center focused on a few strategic initiatives, policy and governance. The expanded enabling services organization focuses on both simplifying and standardizing key transactional processes and providing support to business units through global centers of excellence. The savings realized from the program enable the company to fund marketing initiatives and innovation required to deliver sustainable net revenue growth. The savings also support margin expansion and increased returns on invested capital over time. The costs incurred in 2020 were primarily related to certain remaining initiatives designed to further simplify and standardize our enabling services organization.
Equity Investees
During the three months and year ended December 31, 2020, the company recorded net charges of $88 million and $216 million, respectively. During the three months and year ended December 31, 2019, the company recorded a net gain of $7 million and a net charge of $100 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three months and year ended December 31, 2020, the company recorded charges of $4 million and $51 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with the fairlife acquisition. The company also recognized a gain of $17 million related to the sale of an equity method investment in North America.
During the year ended December 31, 2020, the company recognized a gain of $902 million in conjunction with our acquisition of the remaining equity ownership interest in fairlife, which resulted from the remeasurement of our previously held equity interest in fairlife to fair value. The company also recognized gains of $23 million related to the sale of a portion of our ownership interests in certain unconsolidated bottling operations and a gain of $2 million related to the 2017 refranchising of our China bottling operations, resulting from post-closing adjustments.
During the three months and year ended December 31, 2019, the company recorded a net gain of $73 million due to the refranchising of certain bottling operations in India.
During the three months and year ended December 31, 2019, the company recorded a gain of $2 million and a net charge of $105 million, respectively, related to the refranchising of certain bottling territories in North America, primarily resulting from post-closing adjustments.
During the three months and year ended December 31, 2019, the company recorded charges of $34 million and $95 million, respectively, primarily related to costs incurred to refranchise certain of our North America bottling operations. These costs included, among other items, internal and external costs for individuals directly working on the refranchising efforts, severance, special termination benefits, and costs associated with the implementation of information technology systems to facilitate consistent data standards and availability throughout our bottling systems. In addition, as a result of these refranchising activities, the company recorded a gain of $2 million related to settlements of other postretirement benefit plans.
During the three months and year ended December 31, 2019, the company recognized a gain of $3 million and a net loss of $118 million, respectively, in conjunction with our acquisition of the remaining equity ownership interest in CHI, which included the remeasurement of our previously held equity interest in CHI to fair value and the reversal of the related cumulative translation adjustments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
During the year ended December 31, 2019, the company recognized a gain of $739 million on the sale of a retail and office building in New York City and a gain of $39 million related to the sale of a portion of our equity ownership interest in Embotelladora Andina S.A.
During the year ended December 31, 2019, the company recorded an adjustment to reduce the carrying amount of Coca-Cola Beverages Africa Proprietary Limited's ("CCBA") fixed assets and definite-lived intangible assets by $160 million as a result of the company's change in plans for CCBA as it now intends to maintain its controlling stake in CCBA for the foreseeable future.
During the year ended December 31, 2019, the company recorded a charge of $4 million, primarily related to payments made to certain of our unconsolidated bottling partners in North America in order to convert their bottling agreements to a comprehensive beverage agreement with additional requirements.
During the year ended December 31, 2019, the company recorded charges of $46 million for costs associated with the purchase of Costa Limited and also recorded charges of $8 million for noncapitalizable transaction costs associated with pending and closed transactions.
CCBA Unrecognized Depreciation and Amortization
While the company had discussions about a sale of a controlling interest in CCBA with a number of potential partners throughout the period that CCBA was held for sale, during the second quarter of 2019 the company updated its plans for CCBA and now intends to maintain a controlling interest in CCBA for the foreseeable future. As a result, CCBA no longer qualified as held for sale. The amounts in this line item represent the depreciation and amortization that the company would have recorded had CCBA not been classified as held for sale.
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies and the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months and year ended December 31, 2020, the net impact of the company's adjustment related to our economic hedging activities resulted in decreases of $108 million and $126 million, respectively, to our non-GAAP income before income taxes.
During the three months and year ended December 31, 2019, the net impact of the company's adjustment related to our economic hedging activities resulted in a decrease of $20 million and an increase of $12 million, respectively, to our non-GAAP income before income taxes.
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three months and year ended December 31, 2020, the net impact of the company's adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in decreases of $257 million and $132 million, respectively, to our non-GAAP income before income taxes.
During the three months and year ended December 31, 2019, the net impact of the company's adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in decreases of $44 million and $199 million, respectively, to our non-GAAP income before income taxes.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Extinguishment of Long-Term Debt
During the three months and year ended December 31, 2020, the company recorded charges of $79 million and $484 million, respectively, related to the extinguishment of certain long-term debt.
Other
During the three months and year ended December 31, 2020, the company recorded net charges of $15 million and $84 million, respectively, related to restructuring our manufacturing operations in the United States. During the three months and year ended December 31, 2020, the company also recorded a benefit of $4 million and net charges of $33 million, respectively, related to discontinuing our Odwalla juice business.
During the three months and year ended December 31, 2020, the company recorded charges of $3 million related to tax litigation expense. During the year ended December 31, 2019, the company recorded charges of $3 million related to tax litigation expense.
Certain Tax Matters
During the three months and year ended December 31, 2020, the company recorded $16 million and $77 million, respectively, of excess tax benefits associated with the company's stock-based compensation arrangements. During the three months and year ended December 31, 2020, the company recorded income tax benefits of $32 million and $95 million, respectively, primarily associated with return to provision adjustments. During the three months and year ended December 31, 2020, the company also recorded net tax expense of $488 million and $458 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items. During the three months and year ended December 31, 2020, the company recorded net tax expense of $12 million and $28 million, respectively, related to changes in tax laws in certain foreign jurisdictions. During the three months and year ended December 31, 2020, the company recorded an income tax benefit of $107 million related to the reversal of valuation allowances on certain equity investments.

During the three months and year ended December 31, 2019, the company recorded income tax benefits of $51 million and $280 million, respectively, primarily associated with return to provision adjustments. During the three months and year ended December 31, 2019, the company also recorded $15 million and $96 million, respectively, of excess tax benefits associated with the company's stock-based compensation arrangements. During the three months and year ended December 31, 2019, the company recorded income tax benefits of $65 million and $146 million, respectively, related to the reversal of valuation allowances. During the three months and year ended December 31, 2019, the company recorded net tax expense of $45 million and $191 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for agreed-upon tax matters.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended December 31, 2020
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$8,611	$3,578	$5,033	58.5%	$2,589	$106	$2,338	27.2%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Strategic Realignment	—	—	—		—	(81)	81
Productivity and Reinvestment	—	—	—		—	(28)	28
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(4)	4
Other Items	(8)	83	(91)		—	7	(98)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$8,603	$3,661	$4,942	57.4%	$2,589	$—	$2,353	27.3%

	Three Months Ended December 31, 2019
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$9,068	$3,566	$5,502	60.7%	$3,224	$114	$2,164	23.9%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Strategic Realignment	—	—	—		—	—	—
Productivity and Reinvestment	—	—	—		—	(80)	80
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(34)	34
Other Items	17	39	(22)		—	—	(22)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$9,085	$3,605	$5,480	60.3%	$3,224	$—	$2,256	24.8%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(5)	0	(9)		(20)	(7)	8
% Currency Impact	(2)	0	(4)		(1)	—	(9)
% Change — Currency Neutral (Non-GAAP)	(3)	0	(5)		(19)	—	17

% Change — Comparable (Non-GAAP)	(5)	2	(10)		(20)	—	4
% Comparable Currency Impact (Non-GAAP)	(2)	0	(4)		(1)	—	(9)
% Change — Comparable Currency Neutral (Non-GAAP)	(3)	1	(6)		(19)	—	14
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended December 31, 2020
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[2]	Diluted net income per share
Reported (GAAP)	$310	$204	$53	$2,361	$887	37.6%	$1,456	$0.34
Items Impacting Comparability:
Asset Impairments	—	—	252	252	—		252	0.06
Strategic Realignment	—	—	3	84	11		73	0.02
Productivity and Reinvestment	—	—	—	28	6		22	0.01
Equity Investees	—	88	—	88	(4)		92	0.02
Transaction Gains/Losses	—	—	(17)	(13)	(4)		(9)	—
Other Items	(79)	—	(253)	(272)	(63)		(209)	(0.05)
Certain Tax Matters	—	—	—	—	(345)		345	0.08
Comparable (Non-GAAP)	$231	$292	$38	$2,528	$488	19.3%	$2,022	$0.47

	Three Months Ended December 31, 2019
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[2]	Diluted net income per share
Reported (GAAP)	$235	$241	$115	$2,420	$355	14.7%	$2,042	$0.47
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Strategic Realignment	—	—	—	—	—		—	—
Productivity and Reinvestment	—	—	—	80	18		62	0.01
Equity Investees	—	(7)	—	(7)	—		(7)	—
Transaction Gains/Losses	—	—	(80)	(46)	7		(53)	(0.01)
Other Items	—	—	(42)	(64)	(12)		(52)	(0.01)
Certain Tax Matters	—	—	—	—	86		(86)	(0.02)
Comparable (Non-GAAP)	$235	$234	$(7)	$2,383	$454	19.0%	$1,906	$0.44

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[2]	Diluted net income per share
% Change — Reported (GAAP)	32	(15)	(54)	(2)	150		(29)	(29)
% Change — Comparable (Non-GAAP)	(2)	25	—	6	8		6	6
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.
2 Represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Year Ended December 31, 2020
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$33,014	$13,433	$19,581	59.3%	$9,731	$853	$8,997	27.3%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(238)	238
Strategic Realignment	—	—	—		—	(413)	413
Productivity and Reinvestment	—	—	—		—	(99)	99
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(51)	51
CCBA Unrecognized Depreciation and Amortization	—	—	—		—	—	—
Other Items	(15)	65	(80)		—	(52)	(28)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$32,999	$13,498	$19,501	59.1%	$9,731	$—	$9,770	29.6%

	Year Ended December 31, 2019
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$37,266	$14,619	$22,647	60.8%	$12,103	$458	$10,086	27.1%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(42)	42
Strategic Realignment	—	—	—		—	—	—
Productivity and Reinvestment	—	—	—		—	(264)	264
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(149)	149
CCBA Unrecognized Depreciation and Amortization	—	39	(39)		109	—	(148)
Other Items	14	1	13		—	(3)	16
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$37,280	$14,659	$22,621	60.7%	$12,212	$—	$10,409	27.9%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(11)	(8)	(14)		(20)	86	(11)
% Currency Impact	(2)	(1)	(4)		(1)	—	(6)
% Change — Currency Neutral (Non-GAAP)	(9)	(7)	(10)		(18)	—	(5)

% Change — Comparable (Non-GAAP)	(11)	(8)	(14)		(20)	—	(6)
% Comparable Currency Impact (Non-GAAP)	(3)	(1)	(4)		(1)	—	(6)
% Change — Comparable Currency Neutral (Non-GAAP)	(9)	(7)	(10)		(19)	—	0
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Year Ended December 31, 2020
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[2]	Diluted net income per share
Reported (GAAP)	$1,437	$978	$841	$9,749	$1,981	20.3%	$7,747	$1.79
Items Impacting Comparability:
Asset Impairments	—	—	316	554	61		493	0.11
Strategic Realignment	—	—	14	427	93		334	0.08
Productivity and Reinvestment	—	—	—	99	22		77	0.02
Equity Investees	—	216	—	216	—		216	0.05
Transaction Gains/Losses	—	—	(944)	(893)	40		(933)	(0.22)
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—		—	—
Other Items	(484)	—	(110)	346	52		294	0.07
Certain Tax Matters	—	—	—	—	(207)		207	0.05
Comparable (Non-GAAP)	$953	$1,194	$117	$10,498	$2,042	19.5%	$8,435	$1.95

	Year Ended December 31, 2019
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[2]	Diluted net income per share
Reported (GAAP)	$946	$1,049	$34	$10,786	$1,801	16.7%	$8,920	$2.07
Items Impacting Comparability:
Asset Impairments	—	—	767	809	36		773	0.18
Strategic Realignment	—	—	—	—	—		—	—
Productivity and Reinvestment	—	—	—	264	61		203	0.05
Equity Investees	—	100	—	100	4		96	0.02
Transaction Gains/Losses	—	—	(466)	(317)	41		(343)	(0.08)
CCBA Unrecognized Depreciation and Amortization	—	—	—	(148)	(42)		(67)	(0.02)
Other Items	—	—	(200)	(184)	(37)		(147)	(0.03)
Certain Tax Matters	—	—	—	—	331		(331)	(0.08)
Comparable (Non-GAAP)	$946	$1,149	$135	$11,310	$2,195	19.4%	$9,104	$2.11

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[2]	Diluted net income per share
% Change — Reported (GAAP)	52	(7)	2,362	(10)	10		(13)	(13)
% Change — Comparable (Non-GAAP)	1	4	(14)	(7)	(7)		(7)	(8)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.
2 Represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Diluted Net Income Per Share:
Three Months Ended December 31, 2020
% Change — Reported (GAAP)	(29)
% Currency Impact	(6)
% Change — Currency Neutral (Non-GAAP)	(23)

% Impact of Items Impacting Comparability (Non-GAAP)	(35)
% Change — Comparable (Non-GAAP)	6
% Comparable Currency Impact (Non-GAAP)	(9)
% Change — Comparable Currency Neutral (Non-GAAP)	14

Year Ended December 31, 2020
% Change — Reported (GAAP)	(13)
% Currency Impact	(6)
% Change — Currency Neutral (Non-GAAP)	(8)

% Impact of Items Impacting Comparability (Non-GAAP)	(6)
% Change — Comparable (Non-GAAP)	(8)
% Comparable Currency Impact (Non-GAAP)	(6)
% Change — Comparable Currency Neutral (Non-GAAP)	(2)

Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended December 31, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,429	$1,005	$2,891	$1,077	$610	$1,869	$21	$(291)	$8,611
Items Impacting Comparability:
Other Items	(4)	(3)	(1)	—	—	—	—	—	(8)
Comparable (Non-GAAP)	$1,425	$1,002	$2,890	$1,077	$610	$1,869	$21	$(291)	$8,603

	Three Months Ended December 31, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,528	$1,174	$2,932	$1,138	$713	$1,920	$15	$(352)	$9,068
Items Impacting Comparability:
Other Items	—	—	—	—	—	—	17	—	17
Comparable (Non-GAAP)	$1,528	$1,174	$2,932	$1,138	$713	$1,920	$32	$(352)	$9,085

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	(7)	(14)	(1)	(5)	(14)	(3)	38	17	(5)
% Currency Impact	(1)	(16)	0	3	2	(3)	108	—	(2)
% Change — Currency Neutral (Non-GAAP)	(5)	2	(1)	(8)	(17)	1	(70)	—	(3)
% Acquisitions, Divestitures and Structural Changes	1	0	1	0	0	(1)	0	—	0
% Change — Organic Revenues (Non-GAAP)	(6)	2	(3)	(8)	(17)	2	(70)	—	(3)

% Change — Comparable (Non-GAAP)	(7)	(15)	(1)	(5)	(14)	(3)	(33)	—	(5)
% Comparable Currency Impact (Non-GAAP)	(2)	(17)	0	3	2	(3)	0	—	(2)
% Change — Comparable Currency Neutral (Non-GAAP)	(5)	2	(1)	(8)	(17)	1	(34)	—	(3)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Year Ended December 31, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$6,057	$3,499	$11,477	$4,722	$1,991	$6,265	$46	$(1,043)	$33,014
Items Impacting Comparability:
Other Items	(9)	1	1	1	—	—	(9)	—	(15)
Comparable (Non-GAAP)	$6,048	$3,500	$11,478	$4,723	$1,991	$6,265	$37	$(1,043)	$32,999

	Year Ended December 31, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$7,058	$4,118	$11,915	$5,327	$2,562	$7,440	$94	$(1,248)	$37,266
Items Impacting Comparability:
Other Items	—	—	—	—	—	—	14	—	14
Comparable (Non-GAAP)	$7,058	$4,118	$11,915	$5,327	$2,562	$7,440	$108	$(1,248)	$37,280

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	(14)	(15)	(4)	(11)	(22)	(16)	(51)	16	(11)
% Currency Impact	(2)	(14)	0	0	1	(4)	11	—	(2)
% Change — Currency Neutral (Non-GAAP)	(12)	(1)	(4)	(11)	(23)	(12)	(62)	—	(9)
% Acquisitions, Divestitures and Structural Changes	0	0	2	0	0	(2)	0	—	0
% Change — Organic Revenues (Non-GAAP)	(13)	(1)	(5)	(12)	(23)	(10)	(62)	—	(9)

% Change — Comparable (Non-GAAP)	(14)	(15)	(4)	(11)	(22)	(16)	(65)	—	(11)
% Comparable Currency Impact (Non-GAAP)	(2)	(14)	0	0	1	(4)	(11)	—	(3)
% Change — Comparable Currency Neutral (Non-GAAP)	(12)	(1)	(4)	(11)	(23)	(12)	(54)	—	(9)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended December 31, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$735	$590	$868	$406	$(9)	$178	$(430)	$2,338
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Strategic Realignment	37	(3)	(6)	(1)	4	21	29	81
Productivity and Reinvestment	(2)	—	—	—	—	—	30	28
Transaction Gains/Losses	—	—	—	—	—	—	4	4
Other Items	(4)	(3)	(80)	—	1	(15)	3	(98)
Comparable (Non-GAAP)	$766	$584	$782	$405	$(4)	$184	$(364)	$2,353

	Three Months Ended December 31, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$649	$688	$656	$415	$118	$132	$(494)	$2,164
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Strategic Realignment	—	—	—	—	—	—	—	—
Productivity and Reinvestment	—	1	20	—	—	2	57	80
Transaction Gains/Losses	—	—	—	—	—	34	—	34
Other Items	—	—	(42)	—	—	(5)	25	(22)
Comparable (Non-GAAP)	$649	$689	$634	$415	$118	$163	$(412)	$2,256

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	13	(14)	32	(2)	—	35	13	8
% Currency Impact	(4)	(25)	0	3	—	(15)	4	(9)
% Change — Currency Neutral (Non-GAAP)	17	10	32	(5)	—	50	9	17

% Impact of Items Impacting Comparability (Non-GAAP)	(5)	1	9	0	—	22	1	4
% Change — Comparable (Non-GAAP)	18	(15)	23	(3)	—	13	12	4
% Comparable Currency Impact (Non-GAAP)	(5)	(25)	0	3	—	(12)	0	(9)
% Change — Comparable Currency Neutral (Non-GAAP)	23	10	23	(6)	—	25	11	14
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Year Ended December 31, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$3,313	$2,116	$2,471	$2,133	$(123)	$308	$(1,221)	$8,997
Items Impacting Comparability:
Asset Impairments	—	10	215	—	—	13	—	238
Strategic Realignment	78	19	115	31	4	21	145	413
Productivity and Reinvestment	(5)	—	—	—	—	—	104	99
Transaction Gains/Losses	—	—	—	—	—	—	51	51
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—	—	—	—
Other Items	(9)	1	1	1	6	(17)	(11)	(28)
Comparable (Non-GAAP)	$3,377	$2,146	$2,802	$2,165	$(113)	$325	$(932)	$9,770

	Year Ended December 31, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$3,551	$2,375	$2,594	$2,282	$334	$358	$(1,408)	$10,086
Items Impacting Comparability:
Asset Impairments	—	—	—	42	—	—	—	42
Strategic Realignment	—	—	—	—	—	—	—	—
Productivity and Reinvestment	2	1	62	—	—	5	194	264
Transaction Gains/Losses	—	—	—	—	—	95	54	149
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—	(148)	—	(148)
Other Items	—	—	(4)	—	—	(6)	26	16
Comparable (Non-GAAP)	$3,553	$2,376	$2,652	$2,324	$334	$304	$(1,134)	$10,409

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(7)	(11)	(5)	(7)	—	(14)	13	(11)
% Currency Impact	(3)	(21)	0	(1)	—	1	1	(6)
% Change — Currency Neutral (Non-GAAP)	(3)	11	(5)	(6)	—	(15)	12	(5)

% Impact of Items Impacting Comparability (Non-GAAP)	(2)	(1)	(10)	0	—	(21)	(5)	(5)
% Change — Comparable (Non-GAAP)	(5)	(10)	6	(7)	—	7	18	(6)
% Comparable Currency Impact (Non-GAAP)	(4)	(21)	0	(1)	—	1	(1)	(6)
% Change — Comparable Currency Neutral (Non-GAAP)	(1)	12	6	(6)	—	6	19	0
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions unless noted)

Operating Margin:
	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	27.15%	23.87%	328
Items Impacting Comparability (Non-GAAP)	(0.20)%	(0.96)%
Comparable Operating Margin (Non-GAAP)	27.35%	24.83%	252
Comparable Currency Impact (Non-GAAP)	(1.68)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	29.03%	24.83%	420
Impact of Acquisitions and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.12)%	(0.26)%
Underlying Operating Margin (Non-GAAP)	29.15%	25.09%	406

	Year Ended December 31, 2020	Year Ended December 31, 2019	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	27.25%	27.07%	18
Items Impacting Comparability (Non-GAAP)	(2.36)%	(0.85)%
Comparable Operating Margin (Non-GAAP)	29.61%	27.92%	169
Comparable Currency Impact (Non-GAAP)	(1.10)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	30.71%	27.92%	279
Impact of Acquisitions and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.20)%	(0.23)%
Underlying Operating Margin (Non-GAAP)	30.91%	28.15%	276

Free Cash Flow:
	Year Ended December 31, 2020	Year Ended December 31, 2019	% Change
Net Cash Provided by Operating Activities (GAAP)	$9,844	$10,471	(6)
Purchases of Property, Plant and Equipment (GAAP)	(1,177)	(2,054)	(43)
Free Cash Flow (Non-GAAP)	$8,667	$8,417	3
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

Projected 2021 Free Cash Flow (Non-GAAP) (In billions):
Year Ending December 31, 2021
Net Cash Provided by Operating Activities (GAAP)	$10.0
Purchases of Property, Plant and Equipment (GAAP)	(1.5)
Free Cash Flow (Non-GAAP)	$8.5

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. Our portfolio of brands includes Coca-Cola, Sprite, Fanta and other sparkling soft drinks. Our hydration, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, Powerade, Costa, Georgia, Gold Peak, Honest and Ayataka. Our nutrition, juice, dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, the negative impacts of the COVID-19 pandemic on our business; obesity and other health-related concerns; evolving consumer product and shopping preferences; increased competition; water scarcity and poor quality; increased demand for food products and decreased agricultural productivity; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; an inability to be successful in our innovation activities; an inability to realize the economic benefits of our reorganization and related reduction in workforce; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; failure to digitize the Coca-Cola system; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners’ financial condition; increases in income tax rates, changes in income tax laws or the unfavorable resolution of tax matters, including the outcome of our ongoing tax dispute or any related disputes with the IRS; increased or new indirect taxes in the United States and throughout the world; an inability to successfully manage the possible negative consequences of our productivity initiatives; an inability to attract or retain a highly skilled and diverse workforce; increased cost, disruption of supply or shortage of energy or fuel; increased cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; increasing concerns about the environmental impact of plastic bottles and other plastic packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; unfavorable outcome of litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; adverse weather conditions; climate change and legal or regulatory responses thereto; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; default by or failure of one or more of our counterparty financial institutions; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges; multi-employer pension plan withdrawal liabilities in the future; an inability to successfully integrate and manage our company-owned or -controlled bottling operations or other acquired businesses or brands; an inability to successfully manage our refranchising activities; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster Beverage Corporation; global or regional catastrophic events; and other risks discussed in our filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequently filed Quarterly Reports on Form 10-Q and other reports, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.